UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Streamline Health Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 22, 2020

Dear Fellow Stockholder,

I want to begin this letter by recognizing the heroism of our healthcare provider customers on the front lines of the COVID-19 pandemic. Healthcare providers all over our country are fighting for the health and well-being of all of us while imperiling themselves, and in many cases their families, to do so. Our thoughts and prayers are with them, and we feel an ongoing duty to support them however possible. For our team here at Streamline, that means continuing to provide solutions and services to ease their revenue cycle challenges so they can devote more attention and resources to clinical care. I am grateful to our team members who gracefully transitioned to working-from-home without any service interruptions.

In this economic environment, it is increasingly difficult to conduct and forecast our business. That said, a number of the key strategic moves we have executed in the past year have transformed Streamline Health into a much more nimble and highly focused company that we believe will return to meaningful top line revenue growth. We successfully reshaped our cap structure, which enabled us to sell our legacy ECM business. Today, we are leading an industry movement to enable healthcare providers to change the way they code and bill patient records. Our SaaS-based technologies, specifically eValuator™, alter the way our customers manage their revenue cycle for the better by leveraging software to analyze every coded record before it is billed. It is our belief that through this paradigm shift, we can deliver the most value to you – our stockholders - while simultaneously benefitting the American healthcare system. I thank you for your support in this matter.

On behalf of the board of directors, I cordially invite you to attend the 2020 Annual Meeting of Stockholders of Streamline Health Solutions, Inc., which will be held on Wednesday, May 21, 2020, commencing at 9:00 a.m., Eastern Time. Due to the continuance of shelter in place rules, this year’s Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/280477576 at the meeting date and time described in the accompanying proxy statement. The password for the meeting is STRM2020. There is no physical location for the Annual Meeting. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the enclosed proxy card; or by completing, dating, signing and returning the enclosed proxy card.

The Notice of Annual Meeting of Stockholders and Proxy Statement contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. The Notice of Annual Meeting of Stockholders and Proxy Statement also are available at http://www.edocumentview.com/STRM.

Regards,

Wyche T. (“Tee”) Green
President and Chief Executive Officer and Chairman of the Board

STREAMLINE HEALTH SOLUTIONS, INC.

11800 Amber Park Drive, Suite 125

Alpharetta, GA 30009

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2020

To the Stockholders of Streamline Health Solutions, Inc.:

Notice is hereby given that the Virtual Annual Meeting of the Stockholders of Streamline Health Solutions, Inc. will be held on May 21, 2020 at 9:00 a.m., Eastern Time, at www.meetingcenter.io/280477576, for the following purposes:

1.	PROPOSAL 1—To elect the five candidates nominated by our board of directors to serve as directors until a successor is duly elected and qualified at the 2021 Annual Meeting of Stockholders or otherwise or until any earlier removal or resignation.

2.	PROPOSAL 2—To approve a non-binding advisory vote on the compensation of our named executive officers (“say-on-pay”).

3.	PROPOSAL 3— To ratify the appointment of the firm of Dixon Hughes Goodman LLP to serve as our independent registered public accounting firm for fiscal year 2020.

4.	To consider any and all other business that may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 16 2020, will be entitled to notice of, and to vote at, the Virtual Annual Meeting of Stockholders and any adjournment thereof.

By Order of the Board of Directors

Thomas J. Gibson
Senior Vice President and Chief Financial Officer

Atlanta, Georgia

April 22, 2020

A Proxy Statement and proxy card are included herewith. As a stockholder, you are urged to vote. See “General Information—Voting Methods” in the included Proxy Statement for more information on your voting options. It is important that your shares be voted. In order to avoid the additional expense of further solicitation, we ask your cooperation in voting promptly.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2020.

Our Notice of Annual Meeting of Stockholders, Proxy Statement for the 2020 Annual Meeting of Stockholders and 2019 Annual Report to Stockholders are available at http://www.edocumentview.com/STRM.

STREAMLINE HEALTH SOLUTIONS, INC.

11800 Amber Park Drive, Suite 125

Alpharetta, GA 30009

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2020

GENERAL INFORMATION

Introduction

We are furnishing this Proxy Statement on behalf of the board of directors of Streamline Health Solutions, Inc., a Delaware corporation, for use at our 2020 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at www.meetingcenter.io/280477576, at 9:00 a.m. Eastern Time, on Wednesday, May 21, 2020.

If you wish to submit a question prior to the Annual Meeting, you may do so beginning at 8:30 a.m. Eastern Time on May 21, 2020, by logging into www.meetingcenter.io/280477576 and entering your control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.meetingcenter.io/280477576, type your question into the “Ask a Question” field, and click “Submit.”

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Streamline Health Solutions, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 11, 2020. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us at the following:

By email

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail

Computershare

Streamline Health Solutions, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

As used in this Proxy Statement, the terms “Streamline,” the “company,” “we,” “us,” and “our” refer to Streamline Health Solutions, Inc. The term “common stock” means shares of our common stock, par value $0.01 per share. The term “preferred stock” means shares of our Series A 0% Convertible Preferred Stock, par value $0.01 per share.

This Proxy Statement and the enclosed proxy card are first posted online stockholders on or about April 22, 2020. A copy of the 2019 Annual Report to Stockholders, including the Annual Report on Form 10-K for the fiscal year ended January 31, 2020, as filed with the Securities and Exchange Commission (the “SEC”), also available online at http://www.edocumentview.com/STRM.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 21, 2020:

This Proxy Statement and the 2019 Annual Report to Stockholders are available at http://www.edocumentview.com/STRM.

Stockholders Entitled to Notice and to Vote

All holders of record of our common stock and our preferred stock at the close of business on April 16, 2020 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. Our shares of common stock and preferred stock vote together as a single class.

At the close of business on the Record Date, we had 30,914,826 shares of common stock outstanding and entitled to vote and no shares of preferred stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of our common stock held. Shares of our common stock and preferred stock may not be voted cumulatively.

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Quorum

Our bylaws provide that the holders of a majority of all of the shares of our capital stock issued, outstanding, and entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted FOR, AGAINST, WITHHELD, or ABSTAIN, as applicable, with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum.

Distinction between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Methods

Stockholders of Record

By Mail. Registered stockholders may vote their shares by signing, dating and mailing the enclosed proxy card using the enclosed postage pre-paid envelope. We strongly encourage you, however, to consider using the Internet or telephone voting options described below because these voting methods are faster and less costly than voting by mailing your signed and dated proxy card. If you vote via the Internet or telephone, you do not need to mail your proxy card.

By Internet. Registered stockholders may vote on the Internet at www.meetingcenter.io/280477576. Please have your proxy card available when going online and follow the online instructions. Stockholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees. Internet voting for registered stockholders is available up until 1:00 a.m., Central Time, on May 21, 2020, the day of the Annual Meeting. The Internet voting procedures are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. The control number can be found on the enclosed proxy card.

By Telephone. Registered stockholders also may vote by telephone by calling 1-800-652-8683 (toll-free) and using any touch-tone telephone to transmit their votes up to 1:00 a.m., Central Time, on May 21, 2020, the day of the Annual Meeting. Please have your proxy card in hand when you call and then follow the instructions. The control number necessary to vote your shares by telephone can be found on the enclosed proxy card.

By Attending the Annual Meeting. If you attend the Annual Meeting and wish to vote at the Annual Meeting, you may vote through www.meetingcenter.io/280477576.

Beneficial Owners

If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer Internet and telephone voting, availability and specific processes will depend on their voting arrangements.

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Voting Requirements

At the Annual Meeting, stockholders will consider and act upon (1) the election of five directors for terms expiring at the 2021 Annual Meeting of Stockholders, (2) the approval of a non-binding advisory vote on the compensation of our named executive officers (“say-on-pay”), (3) the ratification of Dixon Hughes Goodman LLP to serve as the company’s independent registered public accounting firm for fiscal year 2020 and (4) such other business as may properly come before the Annual Meeting.

With regard to Proposal 1 (Election of Directors), votes may be cast for the nominees or may be withheld. All nominees are current directors. The election of directors requires a plurality of the votes of the shares present or represented by proxy at the Annual Meeting, and the five nominees receiving the greatest number of votes will be elected. Abstentions and broker “non-votes” will have no effect on the outcome of this proposal.

With regard to Proposal 2 (“Say-on-Pay”), votes may be cast for or against the proposal, or stockholders may abstain from voting on the proposal. The approval of Proposal 2 requires the affirmative vote of the majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. Broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this proposal. The vote on Proposal 2 is a non-binding advisory vote.

With regard to Proposal 3 (Ratification of Dixon Hughes Goodman LLP), votes may be cast for or against the proposal, or stockholders may abstain from voting on the proposal. The approval of Proposal 3 requires the affirmative vote of the majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. Broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this proposal.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and provide a proxy without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends voting “FOR ALL NOMINEES” listed in Proposal 1 and “FOR” Proposals 2 and 3, and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The election of directors is not considered a “routine” matter as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to the election of directors. As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the Annual Meeting with respect to Proposal 1 (Election of Directors) or Proposal 2 (“Say-on-Pay”). The ratification of Dixon Hughes Goodman LLP as our independent registered public accounting firm is considered a “routine matter,” and therefore, brokers will have the discretion to vote on this matter even if they do not receive voting instructions from the beneficial owner of the shares.

The persons identified as having the authority to vote the proxies granted by the proxy card will have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The board of directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) attending the Annual Meeting and voting during it.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you already have provided to your broker, trustee, or other nominee.

Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Proxy Solicitation

We will bear the expense of electronically hosting, printing and mailing proxy materials and soliciting the proxies we are seeking. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers, and other employees in person, by telephone, or via facsimile. Our directors, officers and other employees will receive no additional compensation for any such solicitations. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of such shares, and we will reimburse such brokers and nominees for the reasonable expenses incurred in forwarding the materials to such beneficial owners. Your cooperation in voting promptly will help to avoid additional expense.

List of Stockholders

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at our principal executive offices, which are located at 11800 Amber Park Drive, Suite 125, Alpharetta, GA 30009, on the date of our Annual Meeting, May 21, 2020, and for ten days prior to the Annual Meeting, between the hours of 9:00 a.m. and 4:00 p.m. Eastern Time.

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PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect five directors, each to hold office until a successor is duly elected and qualified at the 2021 Annual Meeting of Stockholders, or otherwise, or until any earlier resignation or removal. All nominees standing for election are currently serving as members of our board of directors and have consented to continue to serve. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable or unwilling to serve as a director.

Candidates for director were identified and recommended for nomination by the Governance and Nominating Committee of our board of directors. All members of the Governance and Nominating Committee are independent directors. The Governance and Nominating Committee and our board of directors have determined that a potential candidate to be nominated to serve as a director should have the following primary attributes: high achievement expectations with regard to increasing stockholder value; uncompromising position on maintaining ethics; conservative attitude towards financial accounting and disclosure; and ownership of shares of our common stock to bring the perspective of a stockholder to the board of directors. The Governance and Nominating Committee and our board of directors believe that the composition of the board of directors as a whole should reflect diversified business experiences, education, knowledge of and skills relating to the healthcare and healthcare technology industries, sales and marketing, investment banking, accounting and finance, and knowledge of our operations. The Governance and Nominating Committee and the board of directors take all of these diversity factors into account when considering individual director candidates because we believe that these diversity factors can enhance the overall perspectives of our board of directors and of management.

To date, neither our board of directors nor the Governance and Nominating Committee has deemed it necessary to engage a third party search firm to assist in identifying suitable candidates for directors, but have the authority to do so in the future. Accordingly, no fees were paid to any such search firm in connection with the nominees for directors named in this Proxy Statement. The Governance and Nominating Committee currently believes that the existing members of our board of directors and executive management have sufficient networks of business contacts to form the candidate pool from which nominees will be identified. Once a candidate is identified as a possible director nominee by the Governance and Nominating Committee, our board of directors (or as many members of the board of directors as feasible) will meet with such candidate. The Governance and Nominating Committee will then take any feedback that it receives from the board of directors regarding the possible director nominee and evaluate the candidate using the criteria outlined above. The Governance and Nominating Committee would evaluate a director candidate recommended by a stockholder using the same process described above.

Nominees for Election as Directors

The following five incumbent directors are being nominated by the board of directors for re-election to the board of directors: Wyche T. “Tee” Green, III Kenan H. Lucas, Jonathan R. Phillips, Justin J. Ferayorni, and Judith E. Starkey. The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of Streamline for each director nominee are set forth below.

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Wyche T. “Tee” Green, III, age 48, has served as our President and Chief Executive Officer since October 2019 and has served on our board of directors since August 2018 and served as Chairman of our board of directors since January 2019. Mr. Green has served as Chairman and Chief Executive Officer of Greenway Unlimited LLC, an investment company that he founded, since 2013. Mr. Green previously served as Executive Director of Greenway Health, f/k/a Greenway Medical Technologies, Inc., an electronic health record and practice management based in Carrollton, Georgia, which he co-founded, from 2001 to May 2018. Prior to forming Greenway Unlimited in September 2013, Mr. Green served as Chief Executive Officer of Greenway Health from 2010 to April 2016 and was responsible for leading the company’s strategic direction while managing the sales, marketing and business development teams. Mr. Green currently serves on the Board of Directors of Caravan Health, Wellbox Inc., and Mint Health. Mr. Green received a bachelor’s degree in business administration management from Auburn University. Mr. Green is well-qualified to serve on our board of directors. He brings his experience as a software executive, his knowledge of our industry and his ability to bring perspective to the Board.

Kenan H. Lucas, age 35, has served on our board of directors since January 2018. Mr. Lucas joined Harbert Management Corporation in August of 2014 where he currently serves as the Managing Director and Portfolio Manager of Harbert Discovery Fund, which invests in small, publicly traded companies. Mr. Lucas also serves on the board of directors of Qumu Corporation (Nasdaq: QUMU), a provider of tools to create, manage, secure, distribute, and measure the success of live and on demand video for the enterprise. Previously, Mr. Lucas worked at Swander Pace Capital, a middle-market private equity firm. At Swander Pace, he closed a number of acquisitions and re-financings, evaluated investment opportunities, and monitored portfolio companies, advising them on strategy, growth initiatives, acquisition opportunities, and corporate financing options. Prior to Swander Pace, Mr. Lucas was at Cowen and Company, a middle-market investment bank, where he advised companies on sell-side transactions and strategic alternatives. Mr. Lucas earned an MBA from the Darden School of Business at the University of Virginia, where he received the Faculty Award for Academic Excellence. Mr. Lucas has a BA in Economics, magna cum laude, from Vanderbilt University. Mr. Lucas’s investment management experience allows him to provide our board of directors with valuable insights and analysis in equity capital markets, evaluating financing options, assessing corporate strategy, and considering other strategic alternatives. He also contributes to the Board through his perspective as one of the company’s largest shareholders.

Jonathan R. Phillips, age 46, has served on our board of directors since May 2005 and previously served as Chairman of our board of directors from May 2009 to January 2019. Mr. Phillips has served as Managing Director and Head of Private Equity at First Trust Portfolios, a diversified asset management firm headquartered in Wheaton, Illinois, since November 2016. Mr. Phillips is also the founder and Managing Partner of First Health Capital Partners, LLC, a healthcare technology and services investment firm founded in January 2016. In 2005, Mr. Phillips founded Healthcare Growth Partners, a provider of strategic and financial advisory services to healthcare technology companies, and served as its Managing Director until November 2016. Prior to founding Healthcare Growth Partners, Mr. Phillips was a member of the Healthcare Investment Banking Group at William Blair and Company, LLC, an investment banking firm. Prior to William Blair, he served in various roles in the healthcare practice of Deloitte Consulting. From 2007 until immediately prior to its acquisition by Merge Healthcare Incorporated (Nasdaq: MRGE) in 2011, Mr. Phillips was a director of Ophthalmic Imaging Systems, Inc., a public company that provided software and technology for ophthalmology practices, where he served on the audit, compensation, and nominating committees and chaired the special committee. Mr. Phillips also serves as a director for several private companies. Mr. Phillips currently serves on the Board of Visitors of DePauw University, on the Rush University Medical Center Associates board, and on the nonprofit board of the Ray Graham Association, where he is a member of the finance committee. Mr. Phillips is a securities principal having completed the Series 24, 7 and 63 exams. Mr. Phillips earned his MBA in Finance, Marketing and Health Services Management from the J. L. Kellogg School of Management, Northwestern University, and his BA in Economics and Management from DePauw University. Mr. Phillips is well-qualified to serve on our board of directors. He brings a wealth of industry knowledge and experience to the board of directors as a private equity investor managing a portfolio of over 40 companies, including 18 healthcare companies. During his career, Mr. Phillips has completed over 115 transactions involving healthcare companies, which transactions had an aggregate value of over $2 billion. He also has completed over 40 strategic advisory engagements for healthcare technology and services companies. These experiences within the healthcare sector allow Mr. Phillips to provide our board of directors with valuable insights and analysis as to strategic and financial developments within the industry and potential opportunities and consequences such developments create for us.

Justin J. Ferayorni, age 46, has served on our board of directors since December 2019. Mr. Ferayorni is the Founder and Chief Investment Officer of Tamarack Advisers, LP which operates Tamarack Global Healthcare Funds, an SEC registered hedge fund family focused on investing in healthcare related equities. Mr. Ferayorni has operated directly and indirectly in the financial and capital markets for over 20 years through experience in investment banking and investment management. Mr. Ferayorni served in several positions across the financial services industry focused on analyzing companies within the healthcare industry, including positions as a healthcare analyst and portfolio manager. In addition, Mr. Ferayorni was previously employed with Robertson Stephens & Co., where he worked on both corporate finance and mergers and acquisitions transactions. Mr. Ferayorni is experienced in fundamental financial analysis, corporate decision making, and accounting principles. Mr. Ferayorni received his CFA designation in September 2000. Mr. Ferayorni previously served as an independent director for Reality Shares ETF Trust.

Judith E. Starkey, age 70, has served on our board of directors since September 2014. Ms. Starkey is the Founder and former Chairperson of Chamberlin Edmonds & Associates, which she launched in 1986 and was acquired by Emdeon in 2010. Chamberlin Edmonds, now Change Healthcare, is a leading provider of patient eligibility and enrollment services to hospitals, government agencies and managed care organizations. Since 2010, Ms. Starkey has been a self-employed entrepreneur, speaker and author. Ms. Starkey began her career in health service management, medical cost control and government systems with the Social Security Administration. While employed by the government, Ms. Starkey designed a management system that enabled states to comply with federal and state regulations. She also designed and implemented a process that reduced the cost of administering the Social Security Disability Insurance Benefits program by several million dollars. Ms. Starkey is an oft-honored expert in her field and is an advanced member of the Healthcare Financial Management Association, has delivered Congressional testimony and presents at national/state forums of healthcare professionals. She currently serves on the board of The Johns Hopkins Berman Institute of Bioethics. Ms. Starkey received her BS degree in Psychology from Spring Hill College and her MS in Psychology from Georgia State University. Ms. Starkey’s experience as an entrepreneur and executive in the healthcare information technology industry provides our board with important insight in growing and managing our business. Further, her experience in government provides the board with an important understanding of the regulatory environment for our company.

The board of directors recommends a vote “FOR ALL” nominees listed above.

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PROPOSAL 2—ADVISORY VOTE ON COMPENSATION

OF NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

Proposed Advisory Resolution of Stockholders

At the Annual Meeting, stockholders will be given the opportunity to vote on the following advisory resolution:

RESOLVED, that the stockholders of Streamline Health Solutions, Inc. hereby approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the disclosure under “Compensation Discussion and Analysis,” and the compensation tables and related narrative disclosure under “Executive Compensation.”

References in this Proxy Statement to “named executive officers” refer to Wyche T. “Tee” Green, Thomas J. Gibson, David A. Driscoll, Randolph W. Salisbury and David W. Sides. For information regarding the compensation of our named executive officers, see “Compensation Discussion and Analysis” and “Executive Compensation.”

Background on Proposal

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and related SEC rules, stockholders are being given the opportunity to vote at the Annual Meeting on this advisory resolution regarding the compensation of our named executive officers (commonly referred to as “say-on-pay”). As discussed in “Compensation Discussion and Analysis—Overview of Streamline’s Executive Compensation,” the Compensation Committee’s compensation objectives are to motivate executive officers to deliver superior short-term performance by providing conservative, but competitive, base salaries and cash bonus opportunities; align the interests of our executive officers with the long-term interests of the company’s stockholders through the grant of equity incentive awards; and provide an overall compensation package that is conservative, but competitive and, therefore, promotes executive recruitment and retention. The Compensation Committee has determined that the compensation structure for our named executive officers is effective and appropriate.

Effects of Advisory Vote

While the resolution is non-binding and will not be construed as overruling any decision by our board of directors or create or imply any fiduciary duty by the board of directors, the board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

Our board of directors recommends a vote “FOR” the advisory vote on the compensation of the named executive officers as set forth in this Proposal 2.

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PROPOSAL 3—RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee proposes and recommends that the stockholders ratify the selection by the Audit Committee of the firm of Dixon Hughes Goodman LLP (“DHG”) to serve as our independent registered public accounting firm for fiscal year 2020. Action by our stockholders is not required by law in the appointment of an independent registered public accounting firm, but the appointment is submitted by the Audit Committee in order to give our stockholders a voice in the designation of auditors. If the resolution ratifying our selection of DHG as our independent registered public accounting firm is rejected by our stockholders, then the Audit Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee at its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

Our board of directors recommends a vote “FOR” ratification of the appointment of DHG as our independent registered public accounting firm for fiscal year 2020.

CORPORATE GOVERNANCE

We have established corporate governance practices designed to serve the best interest of our company and our stockholders. We are in compliance with the current corporate governance requirements imposed by the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market (“Nasdaq”). Set forth below is information regarding the meetings of the board of directors during fiscal 2019, a description of the board’s standing committees and additional information about our corporate governance policies and procedures.

Board of Directors Meetings and Committees

The board of directors met fifteen (15) times during fiscal year 2019. Standing committees of the board of directors currently include the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee.

All nominees for election as directors at the Annual Meeting were unanimously recommended by the Governance and Nominating Committee and unanimously nominated by the current board of directors, including all of the independent directors. Under our bylaws, director nominations may be brought at an Annual Meeting of Stockholders only by or at the direction of the board of directors or by a stockholder entitled to vote who has submitted a nomination in accordance with the requirements of the bylaws as in effect from time to time. For this Annual Meeting, we received no director nominations from stockholders. For additional information, see “Stockholder Proposals for 2021 Annual Meeting of Stockholders.”

Our board of directors has determined that Messrs. Lucas, Phillips, Ferayorni and Ms. Starkey are all “Independent Directors” in accordance with the standards set forth in Item 407(a)(1)(i) of Regulation S-K and in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

There are no family relationships among any of the above named directors or nominees for director or among any of the directors or nominees for director and any of our executive officers.

In fiscal year 2019, each incumbent director attended at least 75% of the aggregate number of meetings of our board of directors and of the committees of the board of directors on which he or she served.

Our board of directors currently combines the roles of Chairman of the board of directors and Chief Executive Officer. Periodically, our board of directors and Governance and Nominating Committee assess these roles and the board leadership structure to ensure our interests and the interests of our stockholders are best served at this time. Both the Chairman and CEO positions are currently held by Wyche T. “Tee” Green. The board of directors believes having Mr. Green serve in both capacities allows him to provide decisive and effective leadership and more effectively execute our strategic initiatives and business plans and confront our challenges.

The Audit Committee

The Audit Committee is comprised entirely of independent directors. Ms. Starkey and Messrs. Phillips (Committee Chairman) and Lucas are presently the members of the Audit Committee. The Audit Committee operates under a charter approved by our board of directors and available through our website at http://www.streamlinehealth.net/investors. The Audit Committee met separately as a committee seven (7) times during fiscal year 2019. The Audit Committee, along with management, met separately or as part of the entire board of directors to review each of our quarterly and annual financial statements filed on Form 10-Q or Form 10-K prior to the filing of those reports with the SEC. The Audit Committee Chairman separately discusses our financial reports with the auditors on a regular basis. The Audit Committee’s functions include the engagement of our independent registered public accounting firm, review of the results of the audit engagement and our financial results, review of our financial statements by the independent registered public accounting firm and their opinion thereon, review of the auditors’ independence, review of the effectiveness of our internal controls and similar functions, and approval of all auditing and non-auditing services performed by our independent registered public accounting firm. The board of directors has determined that Jonathan R. Phillips is an audit committee financial expert.

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The Compensation Committee

The Compensation Committee is comprised entirely of independent directors. Ms. Starkey (Committee Chairwoman), Mr. Lucas and Mr. Phillips are presently the members of the Compensation Committee. Our board of directors adopted a formal written charter for the Compensation Committee, which is available through our website at http://www.streamlinehealth.net/investors, in January 2013 and amended it in March 2014. The Compensation Committee met five (5) times during fiscal year 2019. The Compensation Committee reviews the performance of, and establishes the salaries and all other compensation of our executive officers. The Compensation Committee also administers the Second Amended 2013 Plan, and is responsible for grants of equity awards under the Second Amended 2013 Plan. Our Amended and Restated 1996 Associate Stock Purchase Plan (the “ESPP”) was terminated effective January 1, 2020.

The Governance and Nominating Committee

The Governance and Nominating Committee is comprised entirely of independent directors. Mr. Lucas (Committee Chairman), Mr. Phillips and Ms. Starkey are presently the members of the Governance and Nominating Committee. The purposes of the Governance and Nominating Committee are to assist the board of directors in complying with and overseeing our Code of Business Conduct and Ethics (the “Code of Conduct”), to review and consider developments in corporate governance practices, to identify and recommend individuals to the board of directors for nomination as members of our board of directors and its committees, and to develop and oversee the process for nominating board members. The Governance and Nominating Committee operates under a charter approved by our board of directors and available through our website at http://www.streamlinehealth.net/investors. The Governance and Nominating Committee met one (1) time during fiscal year 2019.

The Governance and Nominating Committee has established procedures through which confidential complaints may be made by employees directly to the Chairman of the Governance and Nominating Committee regarding: illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in our filings with the SEC; violations of our Code of Conduct; or any other matters relating to questionable actions taken by our employees, officers or directors.

The Governance and Nominating Committee also has established a review process for all members of our board of directors. In this process, all members perform a self-review and assessment of their own performance as a director and also review and provide constructive feedback of all the other directors. The Governance and Nominating Committee oversees a similar 360 degree review process for our Chief Executive Officer where he is reviewed by himself, by the other directors, and by his direct management reports.

Corporate Governance Policies

Communications with the Board of Directors

We encourage stockholder communication with the board. Any stockholder who wishes to communicate with the board or with any particular director, including any independent director, may send a letter addressed to the Corporate Secretary at Streamline Health Solutions, Inc., 11800 Amber Park Drive, Suite 125, Alpharetta, GA 30009. Communications should indicate that you are a company stockholder and clearly specify whether it is intended to be delivered to the entire board or to one or more particular directors(s). All communications to directors will be transmitted promptly without any editing or screening by the Corporate Secretary.

Code of Conduct

The board of directors adopted our Code of Conduct, which applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and any person performing similar functions), and employees. Our Code of Conduct is available through our website at http://www.streamlinehealth.net/investors.

Director Attendance at Annual Meetings of Stockholders

We have not implemented a formal policy regarding director attendance at the Annual Meeting of Stockholders. Typically, our board of directors holds its annual organizational meeting directly following the Annual Meeting of Stockholders, which results in most directors attending the Annual Meeting of Stockholders. All of our then-serving directors attended the 2019 Annual Meeting of Stockholders in person and we currently expect all directors standing for re-election to attend the Annual Meeting.

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Risk Management

Our management is responsible for day-to-day risk management of the company. Management reports to the board of directors on the material risks the company faces when management determines that the company’s risk profile materially changes. The board of directors uses management’s reports to evaluate the company’s exposure to risks in light of the company’s business plan and growth strategies. The board of directors primarily focuses on risks in the areas of operations, liquidity and compliance, which the board of directors believes are the areas most likely to have a potential impact on the company in a material way.

Executive Sessions of Independent Directors

Our board of directors has scheduled regular executive sessions of our independent directors. At executive sessions, our independent directors meet without management or any non-independent directors present. The board believes that executive sessions foster open and frank communication among the independent directors, which will ultimately add to the effectiveness of the board, as a whole. Mr. Green, as the independent Chairman of the Board, presides over these executive sessions.

No Executive Loans

We do not extend loans to executive officers or directors, and we have no such loans outstanding.

Employee, Officer and Director Hedging

We do not have in place any practices or policies regarding hedging, and any transactions to purchase financial instruments or otherwise engage in transactions that hedge or offset any decrease in market value of our securities by employees, officer or directors are generally permitted.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date (April 16, 2020) by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each director and each nominee for director; (iii) each named executive officer; and (iv) all directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the conversion of preferred stock or the exercise of options, warrants or other purchase rights. Shares of common stock subject to preferred stock that is currently convertible or convertible within 60 days of the Record Date and options or other rights to purchase that are currently exercisable or are exercisable within 60 days of the Record Date (including shares subject to restrictions that lapse within 60 days of the Record Date) are deemed outstanding for purposes of computing the percentage ownership of the person holding such preferred stock, options or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. The percentages are based on 30,914,826 shares of common stock outstanding as of the Record Date. None of our directors or executive officers beneficially owns any shares of our preferred stock. An asterisk indicates beneficial ownership of less than 1% of the common stock outstanding.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock Owned
Five Percent Stockholders

Tamarack Advisers, LP(1)	4,342,134	14.05%

Harbert Discovery Fund, LP(2)	3,341,637	10.81%

Niraj Gupta(3)	1,769,890	5.73%

Nantahala Capital Management, LLC, Wilmot B. Harkey and Daniel Mack(4)	2,753,599	8.91%

Noro-Moseley Partners VI, L.P.(5)	1,633,333	5.28%

Norman H. Pessin(6)	1,566,664	5.07%

Directors and Named Executive Officers

David W. Sides(7)	476,046	1.54%

Thomas J. Gibson(8)	219,026	*

Wyche T. “Tee” Green, III(9)	794,787	2.57%

Kenan H. Lucas(10)	3,341,637	10.81%

Jonathan R. Phillips(11)	830,677	2.69%

Randolph W. Salisbury(12)	584,326	1.89%

Judith E. Starkey(13)	375,560	1.21%

Justin J. Ferayorni(14)	4,342,134	14.05%

All current directors and executive officers as a group (9 persons)(15)	11,169,324	36.13%

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(1)	Based on the Schedule 13D filed with the SEC on December 13, 2019. Tamarack Advisers, LP (“Tamarack Advisers”) is deemed the beneficial owner of such shares pursuant to separate arrangements whereby it acts as investment adviser to Tamarack Global Healthcare Fund, LP and Tamarack Global Healthcare Fund QP, LP. Each entity for which Tamarack Advisers acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock purchased or held pursuant to such arrangements. Tamarack Capital GP, LLC (“Tamarack Capital”) is deemed to be the beneficial owner of such shares because of its position of general partner and majority owner of Tamarack Advisers. Tamarack Capital Management, LLC (“Tamarack GP”) is deemed to be the beneficial owner of such shares because of its position as general partner to some of the private funds which together own the securities. Justin J. Ferayorni is deemed to be the beneficial owner of such shares because he is the managing member and majority owner of Tamarack Capital. In addition, Mr. Ferayorni also directly, or through family members, beneficially owns 36,252 shares of common stock. The address of Tamarack Advisers, Tamarack Capital, Tamarack GP and Mr. Ferayorni is 5050 Avenida Encinas, Suite 360, Carlsbad, CA 92008.

(2)	Based on the Schedule 13D/A filed with the SEC on October 17, 2019. Harbert Discovery Fund, LP (the “Fund”) is deemed to have shared voting and dispositive power over 3,341,637 shares of common stock which it purchases, holds and sells for investment purposes. As further described below, each of Harbert Discovery Fund GP, LLC (the “Fund GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMC”), Jack Bryant, Kenan Lucas and Raymond Harbert exercises shared voting and dispositive power over the funds for the purchase of the shares of common stock purchased by the Fund, and by virtue of such status, may be deemed to be the beneficial owner of such shares. Jack Bryant is a Senior Advisor to the Fund and a Vice President and Senior Managing Director of HMC. Kenan Lucas is a Managing Director and Portfolio Manager of the Fund GP, which serves as general partner of the Fund. Raymond Harbert is the controlling shareholder, Chairman and Chief Executive Officer of HMC, an alternative asset investment management firm that is the managing member of the Fund GP. Mr. Harbert also serves as the Chairman, Chief Executive Officer and Director of HFA, an indirect, wholly owned subsidiary of HMC, which provides the Fund with certain operational and administrative services. The address of the Fund, the Fund GP, HFA, HMC, Mr. Bryant, Mr. Lucas, and Mr. Harbert is 2100 Third Avenue North, Suite 600, Birmingham, AL 35203.

(3)	Based on the Schedule 13G/A filed with the SEC on February 14, 2019. Niraj Gupta is deemed to have sole voting and dispositive power over 1,769,890 shares of common stock. The shares of common stock are held by Mr. Gupta directly or through his individual retirement account. The address of Mr. Gupta is 1350 Avenue of the Americas, 4th Floor, New York, NY 10019.

(4)	Based on the Schedule 13G/A filed with the SEC on February 13, 2020. Nantahala Capital Management, LLC (“Nantahala”) is deemed to have shared voting and dispositive power over 2,753,599 shares of common stock. Each of Wilmot B. Harkey and Daniel Mack, as managing members of Nantahala, has voting and dispositive power with respect to such shares and therefore may be deemed to be the beneficial owner thereof. The address of Nantahala and Messrs. Harkey and Mack is 19 Old Kings Highway S, Suite 200, Darien, CT 06820.

(5)	Based on the Schedule 13D filed with the SEC on August 29, 2012, as amended by the Schedule 13D/A filed with the SEC on September 5, 2013. Includes 1,633,333 shares of common stock issuable upon conversion of preferred stock, collectively beneficially owned by Noro-Moseley Partners VI, L.P. and its general partner, Moseley and Company VI, LLC (collectively, “Noro-Moseley”). Both entities are deemed to share voting and dispositive power of all 1,633,333 shares. Noro-Moseley’s address is 3284 Northside Parkway, N.W., Suite 525, Atlanta, GA 30327.

(6)	Based on the Schedule 13D filed with the SEC on October 23, 2019 filed by Norman H. Pessin, Sandra F. Pessin and Brian L. Pessin, as a group. Norman H. Pessin owns 219,233 shares of Common Stock of the Issuer, Sandra F. Pessin owns 980,391 shares of Common Stock of the Issuer and Brian L. Pessin owns 367,040 shares of Common Stock of the Issuer. Norman H. Pessin has sole voting and dispositive power with respect to the shares of Common Stock he owns directly. Sandra F. Pessin has sole voting and dispositive power with respect to the shares of Common Stock she owns directly. Brian L. Pessin has sole voting and dispositive power with respect to the shares of Common Stock he owns directly. The address of each of the beneficial owners is 500 Fifth Ave, Suite 2240, New York, NY 10110.

(7)	Includes 189,796 shares of common stock held in an individual retirement account. The address of Mr. Sides is Meidinger Tower, 462 S. 4th Street, Suite 1100 Louisville, KT 40202. Mr. Sides service as Chief Executive Officer and President was terminated on July 29, 2019.

(8)	Includes 154,750 shares of restricted stock over which the holder has sole voting but no investment power.

(9)	Includes (i) 248,872 shares of restricted stock over which the holder has sole voting but no investment power; (ii) 343,137 shares held by 121G, LLC of which Mr. Green is the managing member and as a result, has sole voting and dispositive power with respect to such shares.

(10)	Based on the Schedule 13D/A filed with the SEC on October 17, 2019. Harbert Discovery Fund, LP (the “Fund”) is deemed to have shared voting and dispositive power over 3,341,637 shares of common stock which it purchases, holds and sells for investment purposes. As further described below, each of Harbert Discovery Fund GP, LLC (the “Fund GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMC”), Jack Bryant, Kenan Lucas and Raymond Harbert exercises shared voting and investment power over the funds for the purchase of the shares of common stock purchased by the Fund, and by virtue of such status, may be deemed to be the beneficial owner of such shares. Jack Bryant is a Senior Advisor to the Fund and a Vice President and Senior Managing Director of HMC. Kenan Lucas is a Managing Director and Portfolio Manager of the Fund GP, which serves as general partner of the Fund. Raymond Harbert is the controlling shareholder, Chairman and Chief Executive Officer of HMC, an alternative asset investment management firm that is the managing member of the Fund GP. Mr. Harbert also serves as the Chairman, Chief Executive Officer and Director of HFA, an indirect, wholly owned subsidiary of HMC, which provides the Fund with certain operational and administrative services. The address of the Fund, the Fund GP, HFA, HMC, Mr. Bryant, Mr. Lucas, and Mr. Harbert is 2100 Third Avenue North, Suite 600, Birmingham, AL 35203.

(11)	Includes (i) 44,323 shares of restricted stock over which the holder has sole voting but no investment power and (ii) 10,000 shares of common stock held by Mr. Phillips’s wife.

(12)	Includes (i) 90,810 shares of common stock held in an individual retirement account, (ii) 135,500 shares of restricted stock over which the holder has sole voting but no investment power, (iii) stock options that are currently exercisable or exercisable within 60 days of April 16, 2020 to purchase 262,500 shares of common stock, and (iv) stock options that are currently exercisable or exercisable within 60 days of April 16, 2020 to purchase 30,000 shares of common stock and that are held by a limited liability company of which Mr. Salisbury is the managing member and the owner with his wife of all of the equity interests.

(13)	Includes 44,323 shares of restricted stock over which the holder has sole voting but no investment power.

(14)	Based on the Schedule 13D filed with the SEC on December 13, 2019. Tamarack Advisers, LP (“Tamarack Advisers”) is deemed the beneficial owner of such shares pursuant to separate arrangements whereby it acts as investment adviser to Tamarack Global Healthcare Fund, LP and Tamarack Global Healthcare Fund QP, LP. Each entity for which Tamarack Advisers acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock purchased or held pursuant to such arrangements. Tamarack Capital GP, LLC (“Tamarack Capital”) is deemed to be the beneficial owner of such shares because of its position of general partner and majority owner of Tamarack Advisers. Tamarack Capital Management, LLC (“Tamarack GP”) is deemed to be the beneficial owner of such shares because of its position as general partner to some of the private funds which together own the securities. Justin J. Ferayorni is deemed to be the beneficial owner of such shares because he is the managing member and majority owner of Tamarack Capital. In addition, Mr. Ferayorni also directly, or through family members, beneficially owns 36,252 shares of common stock. The address of Tamarack Advisers, Tamarack Capital, Tamarack GP and Mr. Ferayorni is 5050 Avenida Encinas, Suite 360, Carlsbad, CA 92008

(15)	Includes (i) stock options that are currently exercisable or exercisable within 60 days of April 16, 2020 to purchase 367,500 shares of common stock and (ii) 8,281,262 shares of common stock held indirectly.

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EXECUTIVE OFFICERS

The names, ages, and positions held by our executive officers as of the Record Date are below. All of our current executive officers hold office until their successors are elected and qualified or until any removal or resignation. Our executive officers are elected by the board of directors and serve at the discretion of the board. For more information about Wyche T. “Tee” Green, III, our President and Chief Executive Officer, please see “Proposal 1—Election of Directors—Nominees for Election as Directors” in this Proxy Statement.

Name	Age	Position	First Appointed as Executive Officer
Wyche T. “Tee” Green, III	48	President, Chief Executive Officer and Chairman	2019
David W. Sides(1)	49	President, Chief Executive Officer and Director	2014
Thomas J. Gibson	56	Senior Vice President and Chief Financial Officer	2018
David A. Driscoll(2)	63	Senior Vice President and Chief Revenue Officer	2019
William G. Garvis	53	Senior Vice President and Chief Revenue Officer	2019
Randolph W. Salisbury	66	Senior Vice President and Chief Sales and Marketing Officer	2014

(1)	The Board appointed David W. Sides as President, Chief Executive Officer and a member of the board of directors, effective January 2015. Mr. Sides resigned as President, Chief Executive Officer and director of the company, effective July 29, 2019 to take a position with another company.

(2)	The Board appointed David A. Driscoll as Senior Vice President and Chief Revenue Officer, effective February 2019. Mr. Driscoll resigned as Senior Vice President and Chief Revenue Officer, effective January 17, 2020, to pursue other opportunities.

Wyche T. “Tee” Green, III joined Streamline as President and Chief Executive Officer in October 2019 and has served on our board of directors since August 2018 and served as Chairman of our board of directors since January 2019. Mr. Green has served as Chairman and Chief Executive Officer of Greenway Unlimited LLC, an investment company that he founded, since 2013. Mr. Green previously served as Executive Director of Greenway Health, f/k/a Greenway Medical Technologies, Inc., an electronic health record and practice management based in Carrollton, Georgia, which he co-founded, from 2001 to May 2018. Prior to forming Greenway Unlimited in September 2013, Mr. Green served as Chief Executive Officer of Greenway Health from 2010 to April 2016 and was responsible for leading the company’s strategic direction while managing the sales, marketing and business development teams. Mr. Green currently serves on the Board of Directors of Caravan Health, Wellbox Inc., and Mint Health. Mr. Green received a bachelor’s degree in business administration management from Auburn University. Mr. Green is well-qualified to serve on our board of directors. He brings his experience as a software executive, his knowledge of our industry and his ability to bring perspective to the Board.

Thomas J. Gibson joined Streamline as Senior Vice President and Chief Financial Officer in September 2018. From April 2013 to December 2013, Mr. Gibson served as Principal Accounting Officer, Senior Vice President of Finance and Corporate Controller at R1 RCM (previously Accretive Health, Inc.), a healthcare revenue cycle management company. In his role at R1 RCM, Mr. Gibson oversaw the company’s accounting operations and financial reporting functions. Prior to his service with R1 RCM, Mr. Gibson served as Chief Financial Officer of Vivex Biomedical, Inc., a regenerative biologics company from December 2013 to December 2015 and of Citra Health Solutions, a leading healthcare services and technology firm, from December 2015 to September 2018, where he was primarily responsible for the respective company’s financial reporting, treasury and financial business operations. Mr. Gibson received his bachelor’s degree from the University of South Alabama.

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Randolph W. Salisbury joined Streamline as Senior Vice President and Chief Marketing Officer in February 2014. From July 2008 to February 2014, Mr. Salisbury served as a founding partner and consultant at Mockingbird Partners Consulting Group, LLC, a marketing communications and investor relations consulting firm. During his time with Mockingbird Partners, Mr. Salisbury performed marketing functions on behalf of various clients and performed investor relations consulting services for Streamline. Currently, Mr. Salisbury is on the board of directors of Decooda, Inc., a private, software-as-a-service start-up company. Mr. Salisbury received his bachelor’s degree from Ohio Wesleyan University and his MBA from Goizueta Business School at Emory University.

William G. Garvis joined Streamline as Senior Vice President Client Services in 2016 and has served as Senior Vice President and Chief Operating Officer since August 2019. Mr. Garvis previously served as Senior Vice President of Operations for HealthPort Technologies, a health technology company. In his role at HealthPort Technologies, Mr. Garvis supported all facets of service deliveries for more than 5,000 clients. Prior to his service with HealthPort Technologies, Mr. Garvis served as Vice President of Operations for Discovery Health Record Solutions, a health information services provider and one of the nation’s largest processors of third party medical record requests. Mr. Garvis received his bachelor’s degree from Texas A&M University and his MBA from Southern Methodist University.

COMPENSATION DISCUSSION AND ANALYSIS

References in this Proxy Statement to our “named executive officers” refer to:

●	Wyche T. “Tee” Green, Chairman and Chief Executive Officer;
●	Thomas J. Gibson, Senior Vice President and Chief Financial Officer;
●	David W. Sides, President, Chief Executive Officer and Director;
●	David A. Driscoll, Senior Vice President and Chief Revenue Officer; and
●	Randolph W. Salisbury, Senior Vice President and Chief Sales and Marketing Officer.

Executive Summary

The Compensation Committee has a conservative pay-for-performance compensation philosophy and endeavors to have executive compensation practices that align executive pay with company performance. In fiscal year 2019, the Compensation Committee took the following actions with respect to the executive compensation program:

●	Made only modest increases to base salaries;
●	Continued to consider adjusted EBITDA, revenue and sales performance as financial measures for executive bonuses; and
●	Continued to award restricted stock in order to align the interests of our executives with those of our stockholders and provide appropriate performance and retention incentives.

Streamline’s financial performance in fiscal year 2019 did not meet all the company’s goals. As a result, cash bonuses in an amount equivalent to $0 of the target bonus amount were awarded. The Compensation Committee believes any incentive bonuses awarded should demonstrate strong alignment between executive pay and company performance.

The Compensation Committee has recently made the following decisions with respect to the company’s executive compensation in fiscal year 2020:

●	The base salaries for certain executive officers have been modestly increased.

The Board appointed Wyche T. “Tee” Green as the company’s President and Chief Executive Officer effective as of October 16, 2019. The company entered into an employment agreement with Mr. Green when he was appointed President and Chief Executive Officer of the company.

The Board appointed Randolph Salisbury as the company’s Senior Vice President and Chief Sales and Marketing Officer effective as of February 1, 2020. The company entered into an employment agreement with Mr. Salisbury when he was appointed Senior Vice President and Chief Sales and Marketing Officer of the company.

The Board appointed William G. Garvis as Senior Vice President and Chief Operating Officer of the company, effective August 1, 2019. The company entered into an employment agreement with Mr. Garvis when he was appointed Senior Vice President and Chief Operating Officer of the company.

The Board appointed David W. Sides as President, Chief Executive Officer and a member of the board of directors, effective January 2015. Mr. Sides resigned as President, Chief Executive Officer and director of the company, effective July 29, 2019 to take a position with another company.

The Board appointed David A. Driscoll as Senior Vice President and Chief Revenue Officer, effective February 2019. Mr. Driscoll resigned as Senior Vice President and Chief Revenue Officer, effective January 17, 2020, to pursue other opportunities.

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Compensation Philosophy

The Compensation Committee believes that executive compensation should be conservative and (i) provide an incentive for Streamline’s executives to achieve the company’s goals, (ii) reward executives with equity interests in the company and align the interests of executives with stockholder interests to enhance stockholder value and (iii) attract and retain key executives critical to Streamline’s long-term success. Under the oversight of the Compensation Committee, the company has developed and implemented a pay-for-performance executive compensation program that rewards senior management for the achievement of certain financial performance objectives. Streamline achieves the philosophies of pay-for-performance and alignment of executive compensation with stockholder value primarily by providing a substantial portion of each executive officer’s total annual compensation through annual short-term cash bonus opportunities and grants of long-term equity, primarily in the form of restricted stock. In 2019, the Compensation Committee increased the proportion of annual long-term incentive compensation to our named executive officers represented in the form of restricted shares as compared to stock options. This Compensation Committee action reflects, among other things, the changes in accounting standards modifying the accounting treatment of nonqualified stock options. The Compensation Committee intends to continually monitor these issues regarding tax and accounting regulations, overall effectiveness of the programs and best practices. We describe our fiscal year 2019 short-term incentive plan in greater detail below under “Cash Bonus Opportunity” and describe equity grants in more detail under “Long-Term Equity Incentive Compensation—Restricted Stock.”

Say on Pay Results and Consideration of Stockholder Support

At the Annual Meeting of Stockholders on April 22, 2019, over 99% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee considered this positive result and concluded that the stockholders continue to support the compensation paid to our executive officers and the company’s overall pay practices.

In light of this support, the Compensation Committee decided to retain the core design of our executive compensation program for fiscal year 2019, with an emphasis on short-term and long-term incentive compensation that rewards our senior executives when they successfully implement our business plan and, in turn, deliver value for our stockholders.

The committee will continue to monitor best practices, future advisory votes on executive compensation and other stockholder feedback to guide it in evaluating the alignment of the company’s executive compensation program with the interests of the company and its stockholders.

Overview of Streamline’s Executive Compensation

The Compensation Committee designed the company’s compensation program to provide our executive officers with a combination of cash (salary and bonus) and long-term equity incentive compensation to align their interests with those of our stockholders. For fiscal year 2019, our executive officer compensation primarily consisted of the following components:

●	base salary;
●	cash bonus opportunity; and
●	long-term equity incentive awards.

Although the Compensation Committee has not established a policy or formula for the allocation of total compensation among these different elements of total executive officer compensation, the Compensation Committee endeavors to offer an appropriate mix among the different types of compensation:

●	to motivate executive officers to deliver superior short-term performance by providing conservative, but competitive, base salaries and cash bonus opportunities;
●	to align the interests of our executive officers with the long-term interests of the company’s stockholders through the grant of equity incentive awards; and
●	to provide an overall compensation package that is conservative, but competitive and, therefore, promotes executive recruitment and retention.

The Compensation Committee Process

The Compensation Committee has the primary authority to determine Streamline’s compensation philosophy and to establish compensation for the executive officers and directors. In establishing executive officer compensation, the Compensation Committee uses its subjective evaluation of the executives’ performance and responsibilities, the company’s overall performance and the President and Chief Executive Officer’s recommendations. In establishing director compensation, the Compensation Committee takes into account director’s compensation for the prior fiscal year and also takes recommendations from the executive officers. The Compensation Committee discusses director compensation with the board and such compensation is subsequently approved by the board. The Compensation Committee does not typically use any compensation consultant in setting executive salaries, or in determining other components of executive compensation. Additionally, the Compensation Committee does not typically benchmark the compensation of executive officers against compensation paid by other companies to their executives.

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Management’s Role in the Compensation-Setting Process

Company management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

●	evaluating associate performance;
●	preparing information for Compensation Committee meetings;
●	establishing business performance targets and objectives;
●	providing information about the company’s strategic objectives; and
●	recommending salary levels and equity awards.

In the past, the Compensation Committee has authorized the President and Chief Executive Officer to negotiate employment agreements with senior executive officers (other than himself). The negotiated employment agreements are subject to review and approval by the Compensation Committee. Also, in certain circumstances, the Compensation Committee may delegate to one or more of our officers the authority to grant awards, and to make other determinations under the Second Amended 2013 Plan with respect to such awards, to persons who are not directors or officers subject to the provisions of Section 16 of the Exchange Act, and who are not subject to the requirements of “covered employees” under Section 162(m) of the Code.

Base Salary

The Compensation Committee seeks to provide base salaries for our executive officers that provide guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Salaries for our named executive officers are generally provided for in their employment agreements, subject to review and adjustment by the Compensation Committee from time to time. The Compensation Committee has not historically retained a compensation consultant to assist it in determining appropriate compensation levels and has not engaged in any formal benchmarking processes. The Compensation Committee has instead relied on the general knowledge, experience and judgment of its members, both with regard to competitive compensation levels and the relative success that has been achieved by the company. In addition, the committee takes into account: years of service; level of experience; individual areas of responsibility; the annual rate of inflation; and the company’s operating performance.

The following table sets forth the base salaries for each of our named executive officers in effect as of January 31, 2020:

Name	Base Salary
Wyche T. “Tee” Green	$258,410
David W. Sides	$182,625
Thomas J. Gibson	$279,000
David A. Driscoll	$237,820
Randolph W. Salisbury	$232,925

Benefits

Streamline offers a comprehensive package of employee retirement and welfare benefits (including group life insurance, health and dental care insurance, and long-term disability insurance), in which executive officers may participate on the same basis as other full-time associates.

Streamline currently sponsors a 401(k) Plan for all of our eligible associates. This plan (the “401(k) Plan”) is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals from 1% to 60% of their compensation each year, subject to annual limits on such deferrals (e.g., $19,000 in 2019) imposed by the Code. Participants age 50 and older also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions (e.g., $6,000 in 2019) imposed by the Code. New participants automatically defer 6% of their compensation unless they make a contrary election. The company matches dollar for dollar the first 2% of each associate’s income contributed to the 401(k) Plan, including those contributions made by the executive officers.

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The company also offered the ESPP to encourage stock ownership by our associates, including our executive officers, at an approximate 15% discount to the market price. The ESPP was terminated effective January 1, 2020.

Perquisites

Streamline may offer limited perquisites to our executive officers. We provided no perquisites to any executive officer in fiscal year 2019.

Cash Bonus Opportunity

Each executive officer’s employment agreement establishes a cash bonus target as a percentage of his base salary. The following table sets forth the target bonuses for each of our named executive officers in effect as of January 31, 2020.

Name	Target Bonus
Wyche T. “Tee” Green	50%
David W. Sides	100%
Thomas J. Gibson	40%
David A. Driscoll	20%
Randolph W. Salisbury	30%

The Compensation Committee believes that cash bonuses should be contingent on performance relative to pre-established targets and objectives. Each cash bonus is determined based on whether these pre-established performance goals are met, upon which, the executives would be eligible to receive a bonus in an amount determined by the Compensation Committee, although the Compensation Committee may elect not to award such bonuses. For the named executive officers to have been eligible for the cash bonus for fiscal year 2019 to be paid at target levels, the company was required to meet financial targets, as determined through an internal planning process, as follows:

●	An adjusted EBITDA target of $5,806,000;
●	Sales bookings as $6,300,000 in annualized contract value; and
●	Revenue of $22,682,000.

We calculate adjusted EBITDA as net earnings (loss) plus interest expense, tax expense, depreciation and amortization expense of tangible and intangible assets, stock-based compensation expense, significant non-recurring operating expenses, and transaction-related expenses, including: gains and losses on debt and equity conversions, associate severances and related restructuring expenses, associate inducements, and professional and advisory fees. In awarding any additional cash bonus amounts above target amounts, the Compensation Committee would consider extraordinary company financial performance, as well as personal performance involving executive leadership.

The Compensation Committee determined that not all of the objective financial goals were achieved for fiscal year 2019, and as a result, cash bonuses in an amount equivalent to 0% of the target bonus amount were awarded. In awarding cash bonuses to executive officers for the fiscal year ending January 31, 2021, the Compensation Committee will consider multiple potential performance criteria including sales, adjusted EBITDA and revenue targets, as well as successful completion of certain aspects of the company’s strategic objectives. However, certain retention bonuses were awarded during fiscal year 2019 for certain of our key executives. See “Executive Compensation – Summary Compensation Table.”

Long-Term Equity Incentive Compensation—Restricted Stock

We currently grant equity awards under the Second Amended 2013 Plan. On June 1, 2017, our stockholders approved an amendment to the Original 2013 Plan to, among other things, increase the number of available shares under the plan by 300,000 shares. Awards can be granted under the Second Amended 2013 Plan until April 12, 2027 or the earlier termination of the Second Amended 2013 Plan by the board. The Second Amended 2013 Plan permits the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, and other incentive awards. As of January 31, 2020, there were 1,499,760 shares available for grant under the Second Amended 2013 Plan.

In fiscal year 2019, long-term incentive compensation to key personnel, including the company’s named executive officers, was comprised primarily of restricted awards. The restricted stock awards awarded in fiscal year 2019 vest ratably over a three year period beginning on the anniversary of the date of grant, unless a separate vesting schedule was approved by the board. The Compensation Committee believes that its fiscal year 2019 approach to long-term incentive compensation provided the appropriate long-term incentives from both executive retention and pay-for-performance perspectives. The Compensation Committee believes that the granting of restricted stock awards supports the executive retention goal.

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We have historically awarded equity grants to executive officers upon the commencement of their employment with the company. In addition, from time to time, the Compensation Committee has considered and approved additional grants to certain associates of the company, including the executive officers, where circumstances make such grants appropriate to the company’s incentive and retention goals. In approving equity grants during fiscal year 2019, the Compensation Committee considered a number of factors, including the number of shares available for grant under the Second Amended 2013 Plan, the grant rate over certain periods (as a percentage of shares of common stock), the amount of restricted stock to be granted, the performance of the named executive officer and his role, the impact of specific grants on the total compensation of the named executive officer, and the aggregate retention strength of all unvested equity held by such named executive officer and other key personnel. During fiscal year 2019, the Compensation Committee approved grants of equity incentive awards to certain of our associates, including the following equity grants to our named executive officers:

Wyche T. “Tee” Green —President and Chief Executive Officer. On July 29, 2019, Mr. Green was granted an award of 50,000 shares of restricted stock which vested upon grant. On October 17, 2019, Mr. Green was awarded 250,000 shares of restricted stock: 50,000 of which vested upon grant, 100,000 shares that will vest in four substantially equal quarterly installments commencing on the first anniversary of the date of grant, subject to Mr. Green’s continued employment with the company over such period, and 100,000 shares that are subject to performance-based vesting and may vest on July 31, 2020 based upon the achievement of certain growth rates of revenue.

Thomas J. Gibson — Senior Vice President and Chief Financial Officer. On February 1, 2019, Mr. Gibson was granted an award of 50,000 shares of restricted stock, such restricted stock vesting in three substantially equal annual installments commencing on the first anniversary of the date of grant, subject to Mr. Gibson’s continued employment with the company over such period. On August 1, 2019, Mr. Gibson was granted an award of 75,000 shares of restricted stock, such restricted stock vesting in four substantially equal quarterly installments commencing on the first anniversary of the date of grant, subject to Mr. Gibson’s continued employment with the company over such period.

Randolph W. Salisbury — Senior Vice President and Chief Marketing Officer. On January 29, 2019, Mr. Salisbury was granted an award of 25,000 shares of restricted stock, such restricted stock vesting in three substantially equal annual installments commencing on the first anniversary of the date of grant, subject to Mr. Salisbury’s continued employment with the company over such period.

David A. Driscoll — Senior Vice President and Chief Revenue Officer. On February 18, 2019, Mr. Driscoll was granted an award of 75,000 shares of restricted stock, such restricted stock vesting in three substantially equal annual installments commencing on the first anniversary of the date of grant, subject to Mr. Driscoll’s continued employment with the company over such period. On August 1, 2019, Mr. Driscoll was granted an award of 150,000 shares of restricted stock, such restricted stock vesting in four substantially equal quarterly installments commencing on the first anniversary of the date of grant, subject to Mr. Driscoll’s continued employment with the company over such period.

William Garvis — Chief Operations Officer. On August 1, 2019, Mr. Garvis was granted an award of 50,000 shares of restricted stock, such restricted stock vesting in four substantially equal quarterly installments commencing on the first anniversary of the date of grant, subject to Mr. Gibson’s continued employment with the company over such period.

Risk Considerations in our Compensation Program

The Compensation Committee generally structures the compensation of the executive officers to consist of both fixed and variable compensation. The fixed (or base salary) portion of compensation is designed to provide a steady income so executives do not feel pressured to focus exclusively on short-term gains or annual stock price performance, which may be to the detriment of long-term appreciation and other business metrics. The variable portion of compensation (e.g., cash bonuses and stock option awards) is designed to reward both individual performance and overall company performance. For individual and company performance, any cash bonuses are determined by the Compensation Committee. The Compensation Committee believes that the variable components of compensation are sufficient to motivate executive officers to produce short-term and long-term company results, while the fixed element is also sufficient such that executives are not encouraged to take unnecessary or excessive risks in doing so.

Employment Agreements

Streamline has entered into employment agreements with each of Messrs. Green, Garvis and Salisbury. We describe each of these agreements in more detail below.

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On July 29, 2019, the company entered into an employment agreement with Mr. Green when he was appointed interim President and Chief Executive Officer of the company. The initial term of Mr. Green’s employment agreement is month-to-month, continuing on the first day of each successive month, unless either party elects not to renew. Mr. Green’s employment agreement provides that Mr. Green is entitled to a monthly base salary of $35,000 for the first three months and a monthly base salary of $45,000 for each month following the initial three-month period. Mr. Green was also granted a restricted stock award of 50,000 shares and is entitled to receive a $20,000 cash bonus on the date which Mr. Green’s replacement executes his or her employment agreement to assume the role of President and Chief Executive Officer. In addition, Mr. Green’s employment agreement contains standard confidentiality, expense reimbursement, vacation time, and other standard executive benefit provisions.

On October 17, 2020, the company entered into an employment agreement with Mr. Green when he was appointed President and Chief Executive Officer of the company on a full-time basis. The initial term of the employment agreement is one year, automatically renewing in successive one year periods unless either party elects not to renew. Mr. Green’s employment agreement provides that Mr. Green is entitled to an annual base salary of $480,000 and provides that Mr. Green will be eligible for an annual incentive bonus with a target amount of 50% of his annual base salary, based on the achievement of certain performance objectives. Mr. Green was also granted a restricted stock award of 50,000 shares (which vested immediately), a restricted stock award of 100,000 shares (vesting quarterly over the first year of his employment) and a restricted stock award of 100,000 shares (vesting upon fulfillment of certain predetermined percentage targets of the trailing twelve (12)-month revenue growth of the Company (exclusive of certain business segments) which will be assessed as of the quarter ended July 31, 2020). Mr. Green also received a $50,000 cash bonus. Mr.Green’s employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

On August 1, 2019, the company entered into an employment agreement with Mr. Garvis when he was appointed Senior Vice President and Chief Operating Officer of the company. The initial term of Mr. Garvis’ employment agreement is one year, after which it renews for successive one-year terms unless either party elects not to renew. Mr. Garvis’ employment agreement provides for an annual base salary of $255,000 and provides that Mr. Garvis will be eligible for an annual incentive bonus with a target amount of 45% of his annual base salary, based on the achievement of certain performance objectives. Mr. Garvis was also granted a restricted stock award of 50,000 shares and such stock will vest quarterly, in arrears, 25% per quarter through August 1, 2020 subject to Mr. Garvis’ continued employment on each vesting date. In addition, Mr. Garvis’ employment agreement contains standard confidentiality provisions and non-competition covenants. Mr. Garvis’ employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

On February 1, 2020, the company entered into an employment agreement with Mr. Salisbury when he was appointed Senior Vice President and Chief Sales and Marketing Officer. The initial term of Mr. Salisbury’s employment agreement is one year, after which it renews for successive six-month terms, unless either party elects not to renew. Mr. Salisbury’s employment agreement provides for an annual base salary of $275,000 and provides that Mr. Salisbury will be eligible for an annual incentive bonus with a target amount of 30% of his annual base salary, based on the achievement of certain performance objectives. Mr. Salisbury also received a one-time signing bonus of $10,000 and bonus compensation of $68,500 for the fiscal year ending January 31, 2020. Additionally, Mr. Salisbury was also granted a restricted stock award of 100,000 shares on February 5, 2020. Such stock will vest quarterly, in arrears, 25% per quarter through February 1, 2021, subject to Mr. Salisbury’s continued employment on each vesting date. In addition, Mr. Salisbury’s employment agreement contains standard confidentiality provisions and non-competition covenants. Mr. Salisbury’s employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

Each of the employment agreements with Streamline’s named executive officers provides assurances to the company with regard to the availability of the executive’s services, provides protection for the company’s confidential information and trade secrets, and restricts the ability of the executive officers to compete with the company during their employment and for a specified period after its termination. In return, the executive officers are provided assurances with regard to salary, other compensation and benefits, as well as severance benefits if their employment is terminated by the company other than for “good cause.” For this purpose, “good cause” includes the current use of illegal drugs; conviction of any crime which involves moral turpitude, fraud or misrepresentation; commission of any act which would constitute a felony and which adversely impacts the business or reputation of the company; fraud, misappropriation or embezzlement of company funds or property; wrongful conduct which is materially injurious to the reputation, business or business relationships of the company; material violation or default on any of the provisions of the employment agreement; and the material and continuous failure to meet reasonable performance criteria or reasonable standards of conduct as established from time to time by the board of directors.

In addition, each of our named executive officers is provided additional assurances following a change of control of the company. In such a situation, they would receive enhanced severance benefits, but only if their employment were terminated without “good cause” or if they chose to terminate their employment for “good reason.” This additional “double trigger” change of control protection has been provided to our named executive officers because they are considered vulnerable in a change of control context due to their positions with the company, their relative levels of equity ownership and the stage of their careers.

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Executive Stock Ownership Guidelines

Streamline has not adopted any stock ownership guidelines for executives. Executives were eligible to participate in the ESPP, which allows participants to purchase the company’s common stock at an approximate 15% discount to the market price. The ESPP was terminated effective January 1, 2020.

Stock Holding Periods

Streamline does not have any stock holding period requirements for executive officers beyond option exercise or restricted stock vesting.

Recoupment Policy

Streamline has not adopted a separate recoupment or “clawback” policy in the event of a financial restatement, but intends to do so once the SEC finalizes the rules on this matter required by the Dodd-Frank Act.

Income Deduction Limitations

Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that the company may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. For years beginning prior to January 1, 2018, the $1 million limitation did not apply to qualified performance-based compensation that satisfied certain requirements, including, among others, approval of the material terms of the plan by the company’s shareholders. Effective for the years beginning on or after January 1, 2018, there is no exception for qualified performance-based compensation from the Section 162(m) limitation, but a transition rule applies to any such qualified performance-based compensation that is provided pursuant to a written binding contract in effect on November 2, 2017, to the extent not materially modified thereafter. Notwithstanding the foregoing, however, the Compensation Committee reserves the right to grant awards under the Second Amended 2013 Plan that may not be deductible because of Section 162(m) of the Code as the Compensation Committee, in the exercise of its business judgment, determines appropriate to meet the company’s compensation objectives.

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EXECUTIVE COMPENSATION

Summary Compensation

The following table is a summary of certain information concerning the compensation earned by our named executive officers for the fiscal years presented. Each of our current named executive officers has an employment agreement that influences or defines certain of the elements of compensation shown below. For a description of the material terms of these employment agreements, see “Compensation Discussion and Analysis—Employment Agreements.”

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation (4) ($)	Total ($)
Wyche T. “Tee”
Green President and Chief Executive Officer(5)	2019	$258,410	$50,000	$358,000	—	—	$2,089	$668,499

David W. Sides	2018	$357,213	—	$270,000	—	$222,384	$13,410	$863,007
President and Chief Executive Officer(6)	2019	$182,625	—	—	—	—	$3,662	$360,875

Thomas J. Gibson	2018	$114,583	—	$140,000	—	$41,264	$3,936	$299,783
Senior Vice President and Chief Financial Officer(7)	2019	$279,000	$111,649	$163,250	—	—	$5,339	$559,238

Randolph W. Salisbury	2018	$232,925	—	$30,000	—	$111,545	$11,594	$386,064
Senior Vice President and Chief Sales and Marketing Officer	2019	$232,925	$65,000	—	—	—	$4,557	$302,482

David A. Driscoll
Senior Vice President and Chief Revenue Officer(8)	2019	$237,820	$60,000	$279,750	—	—	$5,121	$344,871

(1)	Includes amounts contributed by the named executive officers to our 401(k) Plan.

(2)	The amounts included in the table above reflect the total grant date fair value and were determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in the footnotes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 filed with the SEC.

(3)	Non-Equity Incentive Plan Compensation reported for all named executive officers consists of compensation earned pursuant to the cash bonus opportunity.

(4)	Reflects our matching contribution to the 401(k) Plan equal to a 100% match on the first 4% of the employee’s compensation which is available to all employees who participate in the plan. Excludes group life insurance, health care insurance, ESPP discounts, long-term disability insurance and similar benefits provided to all employees that do not discriminate in scope, terms or operations in favor of the named executive officers. Also excludes perquisites and other personal benefits, the aggregate amount of which with respect to each of the named executive officers does not exceed $10,000 reported for the fiscal years presented.

(5)	Mr. Green began service as interim President and Chief Executive Officer on July 29, 2019 and formally took on that same role on October 16, 2019.

(6)	Mr. Sides resigned as President and Chief Executive Officer on July 29, 2019.

(7)	Mr. Gibson joined Streamline on September 10, 2018 as Senior Vice President and Chief Financial Officer.

(8)	Mr. Driscoll resigned as Senior Vice President and Chief Revenue Officer, effective January 17, 2020.

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Equity Compensation Information

Outstanding Equity Awards at 2019 Fiscal Year End

The following table sets forth information with respect to the named executive officers equity awards outstanding as of January 31, 2020. The following table sets forth information with respect to the named executive officers equity awards outstanding as of January 31, 2020.

	Option Awards				Stock Awards
	Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares that Have Not Vested

Wyche T. “Tee” Green	—	—	—	—	75,000	82,500	(1)
					100,000	110,000	(2)

Thomas J. Gibson	—	—	—	—	67,000	73,700	(3)
					16,750	18,425	(4)
					50,000	55,000	(5)
					56,250	61,875	(6)

Randolph W. Salisbury	125,000	—	$6.14	2/2/2024	—	—
	30,000	—	$4.00	8/14/2022	—	—
	50,000	—	$4.02	1/31/2025	—	—
	62,500	—	$2.58	7/7/2025	18,750	20,625	(7)
	25,000	—	$1.18	3/1/2027	16,750	18,425	(8)

(1)	This restricted stock grant vests ratably quarterly beginning on the first quarter after the grant date of October 17, 2019 until fully vested on October 17, 2020.

(2)	Performance-based restricted stock award, which will vest on July 31, 2020, contingent upon continued employment and fulfillment of certain predetermined percentage targets of the trailing twelve (12)-month revenue growth of the Issuer (exclusive of certain business segments).

(3)	This restricted stock grant vests ratably annually beginning on the first anniversary after the grant date of September 10, 2018 until fully vested on September 10, 2021.

(4)	This restricted stock grant vests ratably annually beginning on the first anniversary after the grant date of January 29, 2019 until fully vested on January 29, 2022.

(5)	This restricted stock grant vests ratably annually beginning on the first anniversary after the grant date of February 1, 2019 until fully vested on February 1, 2022.

(6)	This restricted stock grant vests ratably quarterly beginning on the first quarter after the grant date of August 1, 2019 until fully vested on August 1, 2020.

(7)	This restricted stock grant vests ratably annually beginning on the first anniversary after the grant date of May 25, 2016 until fully vested on May 25, 2020.

(8)	This restricted stock grant vests ratably annually beginning on the first anniversary after the grant date of January 29, 2019 until fully vested on January 29, 2022.

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Equity Compensation Plan Information

We maintain the Second Amended 2013 Plan, pursuant to which we may grant awards of stock options, stock appreciation rights, restricted awards, performance awards, phantom stock awards and other stock-based awards. Prior to its termination, effective January 1, 2020, we also maintained the ESPP, which allowed employees to purchase the company’s common stock at an approximate 15% discount to the market price.

The following table presents additional information regarding securities authorized for issuance under our equity compensation plans as of January 31, 2020:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)		(b)	(c)
Equity compensation plans approved by security holders	673,603	(1)	$5.41	1,499,760	(3)
Equity compensation plans not approved by security holders	125,000	(2)	$6.14	—	(4)
Total	798,603	(1)(2)		1,499,760

(1)	Includes 672,103 options exercisable under the 2005 Incentive Compensation Plan and the Third Amended 2013 Plan. Does not include outstanding shares of previously awarded restricted stock.

(2)	Stock options granted under inducement grants in accordance with Nasdaq Marketplace Rule 5635(c)(4). The terms and conditions of each inducement grant are similar to the terms and conditions of the stockholder-approved equity compensation plan in effect on the date of such inducement grant.

(3)	Includes 1,499,760 options or other share-based awards available under the Third Amended 2013 Plan as of January 31, 2020.

(4)	Our board of directors has not established any specific number of shares that could be issued without stockholder approval. Inducement grants to new key employees are determined on a case-by-case basis. Other than possible inducement grants, we expect that all equity awards will be made under stockholder-approved plans.

DIRECTOR COMPENSATION

For the 2019 fiscal year, we paid the following annual retainers immediately following our 2019 Annual Meeting of Stockholders to each of our then-serving non-employee directors: Kenan H. Lucas, $60,000; Jonathan R. Phillips, $60,000; Judith E. Starkey, $60,000; and Wyche T. Green, $100,000 (which was awarded prior to Mr. Green being appointed President and Chief Executive Officer). Justin Ferayorni was appointed as director on December 10, 2019 and was not paid an annual retainer in fiscal year 2019 for his service in that same fiscal year. Mr. Ferayorni will receive director compensation at the end of fiscal year 2020 for his service in fiscal year 2019 and fiscal year 2020. In order to attract and retain high quality non-employee independent directors, we allow independent directors to accept restricted stock with a maximum one-year vesting period, in equal value to all or a portion of their annual retainers, in lieu of cash. For the 2019 fiscal year, we did not pay our directors additional fees for meeting attendance.

On January 29, 2019, we also granted each then-serving non-employee director whose service on the Board was continuing beyond the 2018 Annual Meeting of Stockholders (other than Kenan H. Lucas) the following amounts of restricted stock that vest upon the earlier of (i) the date of the next annual meeting of shareholders and (ii) January 29, 2020: Wyche T. “Tee” Green, III, 52,778 shares; Jonathan R. Phillips, 38,888 shares; and Judith E. Starkey, 35,000 shares. We made these awards pursuant to the Second Amended 2013 Plan, and the awards were valued at the closing price of our common stock on the grant date.

We believe that awarding restricted stock to directors is a necessary component of their total compensation, including their retainer fees, and aligns their interests with those of our stockholders. Our Compensation Committee and board of directors have allowed a limited exception to this policy in connection with Mr. Moseley’s and Mr. Lucas’s service as a director on our board to account for limitations on his ability to accept compensation for service as a director and in recognition that a grant of restricted stock to Noro-Moseley or Harbert Discovery Fund GP, LLC, respectively, would not satisfy the intent of the board’s policy.

Mr. Sides, as our previous President and Chief Executive Officer, was not separately compensated for his service on our board of directors. Mr. Sides served as our President and Chief Executive Officer since January 2014 and resigned from his positions, effective July 29, 2019. See the Summary Compensation Table under “Executive Compensation—Summary Compensation” for information relating to the compensation paid to Mr. Sides.

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Director Compensation in 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Wyche T. “Tee” Green, III(2)	—	$100,000	$100,000
Kenan H. Lucas(3)	$60,000	—	$60,000
Jonathan R. Phillips(2)	—	$60,000	$60,000
Judith E. Starkey(2)	—	$60,000	$60,000
Justin J. Ferayorni	—	—	—

(1)	The amounts included in the table above for Stock Awards reflect the total grant date fair value and were determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in the footnotes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 filed with the SEC.

(2)	Represent the grant of restricted stock to Mr. Green of $100,000 in restricted stock (prior to his appointment as President and Chief Executive Officer), the grant of restricted stock to Mr. Phillips of $60,000 in restricted stock, and the grant to Ms. Starkey of $60,000 in restricted stock. Each grant vested upon the earlier of (i) the date of the next annual meeting of shareholders and (ii) January 29, 2020.

(3)	As described above, Mr. Lucas is not permitted to accept personal compensation for service on our board. A total of $20,000 was paid to Harbert Discovery Fund GP, LLC relating to his service as a director in fiscal 2018.

On January 29, 2019, the board of directors appointed Wyche T. “Tee” Green, III as Chairman of the board of directors, effective as of the same date. On January 29, 2019, our board of directors decreased the size of our board of directors from six directors to five directors effective as of the annual meeting of stockholders.

RELATED PARTY TRANSACTIONS

Transactions with Related Persons

In the second quarter of fiscal year 2019, we entered into a consulting agreement with 121G Consulting, LLC (“121G Consulting”), to provide an assessment of the Company’s innovation and growth teams and strategies and to develop a set of prioritized recommendations to be consolidated into a strategic plan for the Company’s leadership team. Mr. Green is a member of 121G Consulting, and, accordingly, has a financial interest in and control (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) over that entity. Subsequent to our entry into the consulting agreement with 121G Consulting, in October 2019, Mr. Green was appointed as President and Chief Executive Officer of the Company on a full-time basis. For the fiscal year 2019, 121G Consulting fees from this consulting agreement totaled $276,000; $88,000 were included in executive transition cost and $188,000 was included in the Company’s operating cost in the accompanying consolidated statements of operations.

Subsequent to fiscal year 2019, on March 19, 2020, we entered into a Master Services Agreement (the “MSA”) with 180 Consulting, LLC (“180 Consulting”), pursuant to which 180 Consulting will provide a variety of services including product management, internal systems platform integration and software engineering services, among others, through separate statements of work. While no related person has a direct or indirect material interest in this MSA or the related statements of work, individuals providing services to us under the MSA and statements of work may share workspace and administrative costs of operation with 121G Consulting. None of these shared arrangements would be deemed to be a “related party transaction” under Item 404 of Regulation S-K.

Review, Approval or Ratification of Transactions with Related Persons

Under Nasdaq Marketplace Rules and our Related Party Transactions Policy, our Audit Committee (or another independent body of our board of directors) is required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. In accordance with our Audit Committee’s charter, the Audit Committee is responsible for overseeing all related party transactions. For these purposes, a “related party transaction” refers to any transaction that is required to be disclosed pursuant to Item 404 of Regulation S-K.

In addition, all of our employees, officers and directors are required to comply with our Code of Conduct. The Code of Conduct addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, if an employee, officer or director believes a conflict of interest exists or may arise, he or she is required to disclose immediately the nature and extent of the conflict, or potential conflict, to his or her supervisor, who, along with appropriate officials of Streamline, will evaluate the conflict and take the appropriate action, if any, to ensure that our interests are protected.

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AUDIT COMMITTEE REPORT

The Audit Committee, which operates under a charter approved by our board of directors and available through our website at http://www.streamlinehealth.net/investors, oversees our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements that are included in our Annual Report on Form 10-K, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee met independently or as part of the whole board of directors to review with management each of our quarterly and annual consolidated financial statements filed on Form 10-Q or Form 10-K, respectively, prior to the filing of those reports with the SEC. The Audit Committee reviewed with DHG, our independent registered public accounting firm for fiscal year 2019, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with standards of the Public Company Accounting Oversight Board (“PCAOB”), their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In particular, the Audit Committee has discussed with DHG those matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees.” DHG also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed the independent registered public accounting firm’s independence with the auditors themselves.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2020 as filed with the SEC.

In connection with the audit of our fiscal year 2019 consolidated financial statements, we entered into an audit engagement agreement with DHG which sets forth the terms by which DHG would perform the audit services for us. The Audit Committee has determined that the terms and conditions of the DHG audit engagement agreement are similar to other registered public accounting firms, and a common business practice between companies and their audit firms.

AUDIT COMMITTEE

Jonathan R. Phillips, Chairman
Judith E. Starkey
Kenan H. Lucas

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee approved the engagement of DHG as our independent registered public accounting firm on April 18, 2019, to be effective immediately after the filing of our Annual Report on Form 10-K, which occurred on April 22, 2019. A representative of DHG is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Change in Independent Registered Public Accounting Firm

On April 18, 2019, the Audit Committee approved the engagement of DHG as our independent registered public accounting firm for the fiscal year ended January 31, 2020 and the dismissal and replacement of RSM US LLP (“RSM”) as our independent registered public accounting firm, each to be effective immediately after the filing of our Annual Report on Form 10-K, which occurred on April 22, 2019. DHG’s engagement as our independent registered public accounting firm commenced on April 22, 2019. The dismissal of RSM was effective on April 22, 2019. The decision to change auditors was the result of a comprehensive, competitive process.

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Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees for the 2019 and 2018 fiscal years billed by DHG and RSM for audit and other services approved by the Audit Committee.

	2019	2018
Audit Fees	$476,365	$442,578
Audit-Related Fees	—	$29,584
Tax Fees	55,125	—
All Other Fees	—	—
Total Fees	$531,490	$472,162

Fees represented in the “Audit Fees” category include fees for audit work performed for our consolidated financial statements. Fees represented in the “Audit-Related Fees” category include fees for consultations related to potential business acquisitions and/or dispositions.

Audit Committee’s Pre-Approval Policies and Procedures

All audit-related services, tax services and other non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by DHG was compatible with the maintenance of the respective firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved.

OTHER SECURITIES FILINGS

The information contained in this Proxy Statement under the heading “Audit Committee Report” is not, and should not be deemed to be, incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act that purport to incorporate by reference other SEC filings made by us, in whole or in part, including this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and certain officers, and persons who beneficially own more than 10% of any class of our equity securities, who collectively we refer to as “insiders,” to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock and other equity securities of the company. Our insiders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of the forms furnished to us, we believe that during the 2019 fiscal year our insiders complied with all applicable filing requirements.

OTHER BUSINESS

Our board of directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. We have not been informed by any of our stockholders of any intention to propose any other matter to be acted upon at the Annual Meeting. The persons named in the accompanying Proxy are allowed to exercise their discretionary authority to vote upon any other business as may properly come before the Annual Meeting. As to any such other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

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ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2020, as filed with the SEC, will be mailed without charge to any beneficial owner of our common stock, upon request. Requests for Annual Reports on Form 10-K should be addressed to: Investor Relations, Streamline Health Solutions, Inc., 11800 Amber Park Drive, Suite 125, Alpharetta, GA 30009. The Form 10-K includes certain exhibits. Copies of the exhibits will be provided only upon receipt of payment covering our reasonable expenses for such copies. The Form 10-K and exhibits also may be obtained through our website at http://www.streamlinehealth.net/investors, or directly from the SEC’s website, http://www.sec.gov.

STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals intended for inclusion in our proxy statement and form of proxy relating to our 2021 Annual Meeting of Stockholders must be received by us not later than December 18, 2020. Such proposals should be sent to the Corporate Secretary, Streamline Health Solutions, Inc., 11800 Amber Park Drive, Suite 125 Alpharetta, GA 30009. The inclusion of any proposal will be subject to applicable rules of the SEC, including Rule 14a-8 under the Exchange Act, and timely submission of a proposal does not guarantee its inclusion in our proxy statement.

Any stockholder who intends to propose any other matter to be acted upon at the 2021 Annual Meeting of Stockholders must do so in accordance with our bylaws. Under our bylaws, director nominations and other business may be brought at an Annual Meeting of Stockholders only by or at the direction of our board of directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our bylaws as in effect from time to time. To be timely under our bylaws as now in effect, a stockholder notice must be delivered or mailed to our Corporate Secretary at our principal executive offices not less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders. Stockholder proposals for the 2021 Annual Meeting of Stockholders, other than proposals intended for inclusion in our proxy statement as set forth in the preceding paragraph, must be received by February 22, 2020. However, in the event that the date of the 2020 Annual Meeting of Stockholders is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received no later than the later of 90 days prior to the date of the meeting or the tenth day following the day on which public announcement of the date of the meeting was made. Please refer to the full text of our advance notice bylaw provisions for additional information and requirements.

Only such proposals as are (1) required by the rules of the SEC, and (2) permissible under the Delaware General Corporation Law will be included on the 2021 Annual Meeting of Stockholders agenda.

* * * * *

ALL STOCKHOLDERS ARE URGED TO VOTE. SEE “GENERAL INFORMATION—VOTING METHODS” FOR MORE INFORMATION ON YOUR VOTING OPTIONS.

THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

By Order of the Board of Directors,

Wyche T. “Tee” Green, III
Chairman of the Board

Atlanta, Georgia
April 22, 2020

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Streamline Health®

VOTE

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/STRM** or scan the QR code — login details are located in the shaded bar below.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/STRM

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2020 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

	For	Withhold		For	Withhold		For	Withhold
01 - Wyche T. "Tee" Green, III	☐	☐	02 - Kenan H. Lucas	☐	☐	03 - Jonathan R. Phillips	☐	☐
04 - Justin J. Ferayorni	☐	☐	05 - Judith E. Starkey	☐	☐			

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears above. When shares are held as joint tenants, each holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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1 U P X 4 6 0 8 3 2

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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The 2020 Annual Meeting of Shareholders of Streamline Health Solutions, Inc. will be held on Thursday, May 21, 2020 at 9:00 a.m. Eastern Time, virtually via the internet at http://www.meetingcenter.io/280477576.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — STRM2020.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Streamline Health Solutions, Inc.

The undersigned hereby appoints Wyche T. "Tee" Green and Thomas J. Gibson and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote as designated below all shares of the Common Stock of Streamline Health Solutions, Inc. that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held on May 21, 2020 at 9:00 a.m. Eastern time, and at any adjournment thereof.

The undersigned acknowledges having received from Streamline Health Solutions, Inc. prior to the execution of this Proxy, a Notice of Annual Meeting, a Proxy Statement, and an Annual Report.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.